UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: September 19, 2007

(Date of earliest event reported)

POTLATCH CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-32729	82-0156045
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

601 W. First Avenue, Suite 1600, Spokane WA	99201
(Address of principal executive offices)	(Zip Code)

509-835-1500

(Registrant’s telephone number, Including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets

On September 12, 2007, Potlatch Corporation (the “Company”) announced a transaction with Western Pacific Timber, LLC, an Oregon limited liability company (the “Seller”), for the purchase of approximately 179,000 acres of timberland located in the central region of the state of Idaho (the “Timberland”). On September 19, 2007, Potlatch Forest Holdings, Inc., a wholly owned subsidiary of the Company (“Potlatch Forest Holdings”), directly or through affiliates, completed the acquisition of approximately 146,000 acres of the Timberland for approximately $163,000,000 in the first closing of the transaction. The acquisition was financed through the Company’s existing bank credit facility and cash on hand. The acquisition of the remainder of the Timberlands is expected to occur in December 2007, rather than in January 2008 as initially announced.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

In connection with the completion of the acquisition discussed above, Potlatch Forest Holdings borrowed approximately $110,000,000 under the Amended and Restated Credit Agreement (the “Credit Facility”) among the Company, Potlatch Forest Holdings and Potlatch Forest Products Corporation and Bank of America, N.A., as Administrative Agent and several lenders party thereto. The aggregate principal amount available under the Credit Facility, prior to the borrowing by Potlatch Forest Holdings, was increased to $250,000,000. The loan under the Credit Facility currently bears interest at LIBOR plus 0.875%. Several factors determine payments, interest and maturity terms under the Credit Facility, which are outlined in the Credit Facility, a copy of which was filed as Exhibit 10(o) to the Current Report on Form 8-K filed by the Company’s former parent corporation on December 27, 2005. Material terms of the Credit Facility are also discussed in the “Liquidity and Capital Resources” discussion in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the Company’s 2006 Form 10-K.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 21, 2007

POTLATCH CORPORATION

By:	/s/ Michael S. Gadd
Michael S. Gadd
Corporate Secretary

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